Exhibit 10.13
PARTNERSHIP INTEREST PURCHASE AGREEMENT
          THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), made and entered into this 21st day of November, 2005, by and among Riata Energy, Inc. (“Riata”) and Matthew McCann (“Seller”);
W I T N E S S E T H:
     WHEREAS, Seller owns 659.67 Units of PetroSource Energy Company, LP and 659.67 Units of PSE Management, LLC (Collectively “Seller’s Units” and “PetroSource”); and
     WHEREAS, Seller owns an October 31, 2003 PetroSource Energy Company Subordinate Promissory Note (“Subordinated Debt”); and
     WHEREAS, Riata desires to purchase such Units and Subordinated Debt from Seller, and Seller desires to sell the same to Riata, for the consideration and upon the terms and conditions set forth herein;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
     1. TRANSFER OF UNITS. Subject to the terms and conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver Seller’s Units and Subordinated Debt to Riata by delivering a Bill of Sale in the form attached as Exhibit “A”. Such transfer shall be made on the Closing Date, but effective as of September 1, 2005.
     (a) Conditional Sale. Seller is aware that Riata is currently in the process of undertaking a 144A Private Placement offering (the “Private Placement”). Closing shall be conditioned upon the closing of the Private Placement. Should the Private Placement fail to close, for any reason, Riata shall be under no obligation to close.
     2. PAYMENT OF PURCHASE PRICE. In consideration of the transfer of Seller’s Units and Subordinated Debt as aforesaid, Riata shall, on the Closing Date, deliver the Purchase Price to Seller as set forth below:

Cash	$135,232.21
Common Stock in Riata Energy, Inc.	$0.00
TOTAL PURCHASE PRICE	$135,232.31
The number of shares of Riata Common Stock Seller shall receive under this Agreement shall equal $0.00 divided by the per share sales price of Riata Common Stock in the Private Placement.
(a)	This paragraph applies only to the extent the Purchase Price will be paid, in whole or in part, in Riata Common Stock. Seller anticipates taking Riata Common Stock as payment for the Units. Riata will provide Seller with an adequate disclosure document concerning the stock. If Seller, after receiving the disclosure, elects not to take stock as payment or partial payment, then Seller agrees that the Purchase Price shall be payable entirely in cash.
3.	CLOSING. Subject to the terms and conditions of this Agreement, the closing hereunder (the “Closing”) shall occur within two days of the day Riata closes on its 144A offering, at the offices of Riata, or at such other place and time as may be mutually agreed upon by the Parties. The date and time of Closing are herein sometimes referred to as the “Closing Date.”

4.	Seller’s Closing Conditions. The obligations of Seller under this Agreement are subject to Riata closing on its Private Placement.

5.	Riata’s Closing Conditions. The obligations of Riata under this Agreement are subject, at the option of Riata, to the satisfaction at or prior to Closing of the following conditions: (i) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of Closing as if such representations were made at and as of Closing, (ii) Riata shall receive the executed Assignment and Bill of Sale covering the Subject Interests and Incidental Rights; (iii) Riata shall receive the October 31, 2003 Subordinate Promissory Note; and (iv) Riata shall have closed on its Private Placement.

6.	CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller represents and warrants to Riata, that Seller has the authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms. Seller has and will transfer to Riata on the Closing Date, good title to Seller’s Units, subject to no mortgage, lien, pledge, security interest, or other encumbrance.

7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in this Agreement, the Exhibits referred to herein, and any certificates or other instruments delivered pursuant to the express terms hereof by or on behalf of any party hereto shall be deemed representations and warranties hereunder by such party. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive any investigations made by or on behalf of the parties and shall survive the Closing for a period of one (1) year only.
8. INDEMNIFICATION.
          (a) By Seller. Seller agrees to indemnify, defend and hold harmless Riata and its members, officers and directors against and in respect of any loss, damage, claim, liability or expense (including without limitation reasonable legal fees) suffered by Riata resulting from or arising out of (i) any misrepresentation made knowingly, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement; or (ii) any inaccuracy or misrepresentation in any Exhibit attached hereto.

          (b) By Riata. Riata agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, claim, liability or expense (including without limitation reasonable legal fees) suffered by Seller resulting from or arising out of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Riata under this Agreement.
     9. PAYMENT OF EXPENSES. Each party hereto shall pay all expenses and disbursements incurred by it, its officers, employees and representatives, in connection with this Agreement and the performance of its obligations hereunder.
     10. FURTHER ASSURANCES. Seller will from time to time upon the request of Riata, execute and deliver to Riata such further instruments and take such other action as Riata may reasonably request, in order to more effectively convey, assign, transfer and deliver, or place Riata in possession and control of, Seller’s Units or to enable Riata to exercise and enjoy all rights and benefits with respect thereto.
     11. BINDING AGREEMENT: ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that any assignment of this Agreement by any party hereto without the written consent of the other parties shall be void. Notwithstanding the foregoing, the rights and obligations of Riata hereunder may be assigned to or performed by any other corporation owned or controlled by Riata or its owners without the written consent of Seller.
     12. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the law of the State of Texas.
     13. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on their behalf as of the day and year first above written.

PURCHASER:	RIATA ENERGY, INC.

	By:	/s/ Matthew McCann
Matthew McCann, Vice President, Legal

Matthew McCann

SELLER:		/s/ Matt McCann

	By:	Matt McCann

Exhibit “A” to Partnership Interest Purchase Agreement
BILL OF SALE AND ASSIGNMENT
     This Bill of Sale and Assignment (“Conveyance”), effective as of September 1, 2005, is entered into between Matthew McCann (the “Grantor”), and Riata Energy, Inc. (the “Grantee”).
     WHEREAS, Grantor and Grantee have agreed that Grantee would purchase the property described on Exhibit “A” (“Purchased Property”).
     WHEREAS, pursuant to that Agreement, Grantor and Grantee desire to enter into this Conveyance;
     NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1.1 Conveyance of Assets. Effective as of the September 1, 2005, Grantor has SOLD, TRANSFERRED, GRANTED, CONVEYED and ASSIGNED, and by these presents does hereby SELL, TRANSFER, GRANT, CONVEY and ASSIGN, for the Purchase Price and other good and valuable consideration, 659.67Units in PetroSource Energy Company, LP, 659.67 Units in PSE Management, LLC and the October 31, 2003 Subordinate Note in the amount of $0.00 unto Grantee, subject to the terms and provisions of this Conveyance, TO HAVE AND TO HOLD forever.
     2.1 Applicable Law; Conflict; Merger. This Conveyance shall be governed by the laws of the State of Texas (regardless of the law that might otherwise govern under applicable principles of conflict of laws), including all matters as to construction, validity and performance.
     2.2 Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
     2.3 No Third Party Beneficiary. Nothing expressed or mentioned in this Conveyance is intended to or shall be construed to give any person, corporation or other entity other than the parties hereto and their respective successors and assigns and Affiliates, any legal or equitable right or claim under or in respect of this Conveyance or any provision herein contained.
IN WITNESS WHEREOF, the parties hereto have caused this Conveyance to be executed as of                     , 2005.

GRANTOR:

Matthew McCann

By:	/s/ Matt McCann
Matt McCann

GRANTEE:

RIATA ENERGY, INC.

By:	/s/ Matthew McCann

Matthew McCann, Vice President Legal